   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 1999

                                                           REGISTRATION NO. 333-



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM S-3


                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933



                       ORANGE AND ROCKLAND UTILITIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              New York                                    One Blue Hill Plaza                                   13-1727729
  (State or Other Jurisdiction of                     Pearl River, New York 10965                            (I.R.S. Employer
   Incorporation or Organization)                            (914) 352-6000                               Identification Number)
                                          (Address, Including Zip Code, and Telephone Number,
                                        Including Area Code, of Registrant's Principal Executive
                                                                Offices)


                                  G.D. Caliendo
              Senior Vice President, General Counsel and Secretary
                       Orange and Rockland Utilities, Inc.
                               One Blue Hill Plaza
                           Pearl River, New York 10965
                                 (914) 352-6000

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy To:
                             Michael F. Cusick, Esq.
                       Winthrop, Stimson, Putnam & Roberts
                             One Battery Park Plaza
                            New York, New York 10004
                                 (212) 858-1000


       Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================

     TITLE OF CLASS OF             AMOUNT TO BE            PROPOSED MAXIMUM           PROPOSED MAXIMUM             AMOUNT OF
SECURITIES TO BE REGISTERED         REGISTERED              OFFERING PRICE           AGGREGATE OFFERING         REGISTRATION FEE
                                                              PER UNIT(1)                PRICE (1)
----------------------------------------------------------------------------------------------------------------------------------

      % Debentures Due             $45,000,000                   100%                   $45,000,000                 $12,510
2029 (Series G)
==================================================================================================================================

(1) Exclusive of accrued interest, if any, and estimated solely for the purpose of calculating the registration fee.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION DATED FEBRUARY 12, 1999

PROSPECTUS


                                   $45,000,000

                       ORANGE AND ROCKLAND UTILITIES, INC.

                        % DEBENTURES DUE 2029 (SERIES G)


                             -----------------------


       Orange and Rockland Utilities, Inc. intends to issue $45,000,000 of unsecured debentures in a single series. After the competitive bidding and pricing for the debentures, we will publish a final prospectus that will set forth the amount of interest you will be paid each year on the debentures. Interest on the debentures will be paid each year on March 1 and September 1, beginning September 1, 1999. We may redeem the debentures on or after March 1, 2009.

       The debentures are unsecured and rank equally with all of our other unsecured senior indebtedness. The debentures will be issued only in registered form in denominations of $1,000 or in any amount in excess thereof which is an integral multiple of $1,000. We expect that the debentures will be ready for delivery in book-entry form only through The Depository Trust Company, on or
about March    , 1999.

                            ------------------------


       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


       This prospectus is to be used for the public invitation for competitive bids to select the purchasers to purchase all the debentures. After the purchasers accept the debentures, they will offer them to the public to buy.


              BIDS FOR THE DEBENTURES WILL BE RECEIVED BY FAX UNTIL
                  11:00 A.M. NEW YORK TIME ON           , 1999
             AT THE OFFICES OF WINTHROP, STIMSON, PUTNAM & ROBERTS,
             ONE BATTERY PARK PLAZA, NEW YORK, NEW YORK 10004-1490,
                   ATTN: MICHAEL CUSICK, FAX NO. 212-858-1500.


                The date of this prospectus is           , 1999

                                TABLE OF CONTENTS
                                                                            Page

WHERE YOU CAN FIND MORE INFORMATION...........................................3
INCORPORATION OF INFORMATION WE FILE WITH THE SEC.............................3
ORANGE AND ROCKLAND UTILITIES, INC............................................4
MERGER WITH CONSOLIDATED EDISON, INC..........................................5
REGULATORY PROCEEDINGS........................................................6
SELECTED FINANCIAL INFORMATION................................................9
USE OF PROCEEDS..............................................................10
PLAN OF DISTRIBUTION.........................................................10
DESCRIPTION OF DEBENTURES....................................................10
LEGAL MATTERS................................................................16
EXPERTS......................................................................16

                             ----------------------

                           FORWARD-LOOKING STATEMENTS

         Certain statements contained in this prospectus and in the documents incorporated by reference into this prospectus are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not statements of historical fact. Forward-looking statements involve risks, uncertainties and assumptions that may cause our actual financial condition, results of operations, business or performance to be materially different from the expectations of future financial condition, results of operations, business or performance we express or imply in any forward-looking statements. Some of the important factors that could cause our actual financial condition, results of operations, business or performance to differ materially from our expectations include:

    -    competition and industry restructuring,

    -    changes in economic conditions,

    -    changes in laws, regulations or regulatory policies,

    - uncertainties relating to the ultimate outcome of the Company's proposed merger and the sale of its electric generation assets, which transactions are discussed in this prospectus under "Merger with Consolidated Edison, Inc." and "Regulatory Proceedings -- Divestiture,"

    - the outcome of certain assumptions made in regard to Year 2000 issues, and

    -    other uncertainties.

         We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. When used in our documents or oral presentations, the words "anticipate," "intend," "estimate," "expect," "objective," "projection," "forecast," "goal" or similar words are intended to identify forward-looking statements. We qualify any such forward-looking statements entirely by these cautionary factors.

                             ----------------------

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell the debentures and seeking offers to buy the debentures only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the dates of this prospectus, regardless of the time of delivery of this prospectus or any sale of the debentures. Our business, financial condition, results of operations and prospects may have changed since that date. As used in this prospectus, the terms "O&R," "we," "our" and "the company," refer to Orange and Rockland Utilities, Inc., an investor-owned utility incorporated in New York, and, unless the context requires otherwise, its subsidiaries.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC (Securities and Exchange Commission). You can inspect and copy any documents that we file at the SEC's public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on their public reference rooms and their copy charges. Our SEC filings can also be reviewed on the internet at the SEC's website at http://www.sec.gov. In addition, our SEC filings and other information can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where the company's common stock is listed and traded under the ticker symbol "ORU."


                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

         The SEC allows us to "incorporate by reference" the information we file with them, which means:

    -    incorporated documents are considered part of the prospectus;

    - we can disclose important information to you by referring you to those documents; and

    - information that we file with the SEC will automatically update and supersede this prospectus.

         We incorporate by reference the documents listed below which the company filed with the SEC under the Exchange Act ("Securities Exchange Act of 1934"):

    -    annual report on Form 10-K for the year ended December 31, 1997;

    - quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998; and

    - current reports on Form 8-K dated February 5, 1998, March 9, 1998, April 8, 1998, May 10, 1998, June 18, 1998, August 20,1998 and
         November 27, 1998.

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus but before the end of the offering:

    -    all documents filed under Sections 13(a) and (c) of the Exchange Act;

    - definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

    -    any reports filed under Section 15(d) of the Exchange Act.

         You may review our SEC filings through our website at http://www.oru.com and may request a copy of any filings referred to above (excluding certain exhibits) at no cost, by contacting us, either orally or in writing, at the following address or phone number:

                           Orange and Rockland Utilities, Inc.
                           Office of the Treasurer
                           One Blue Hill Plaza
                           Pearl River, New York  10965
                           (telephone:  914-577-2512)

                       ORANGE AND ROCKLAND UTILITIES, INC.

         Our company was formed on May 21, 1926 as Rockland Light and Power Company (originally organized in 1899) when it was consolidated with Catskill Power Corporation and Orange County Public Service Company Inc. We adopted our present name on February 28, 1958 when we consolidated with The Orange and Rockland Electric Company.

         Our company, with its two wholly-owned utility subsidiaries RECO (Rockland Electric Company), a New Jersey corporation, and Pike (Pike County Light & Power Company), a Pennsylvania corporation, supplies electricity and gas to a territory covering approximately 1,350 square miles. Our service area includes southeastern New York State and adjacent sections of northern New Jersey and northeastern Pennsylvania. As of September 30, 1998, we furnished electric service to approximately 273,000 customers in 96 communities with an estimated population of 681,000 and gas service to approximately 116,000 customers in 57 communities with an estimated population of 482,000.

         We also have two wholly owned non-utility subsidiaries, Clove (Clove Development Corporation), a real estate operation, and ORD (O&R Development, Inc.), a land development company. In addition, RECO has two wholly-owned non-utility subsidiaries, EHI (Enserve Holdings, Inc.) and SRH (Saddle River Holdings Corp.). EHI also has two wholly-owned non-utility subsidiaries. The following chart shows our principal subsidiaries.

                               [O & R Flow Chart]

         In addition, SRH has a wholly-owned non-utility subsidiary, NHI (NORSTAR Holdings, Inc.) (formerly O&R Energy, Inc.), which was engaged in natural gas marketing through its wholly-owned non-utility subsidiary, NMI (NORSTAR Management, Inc.). NMI was the sole general partner of the NORSTAR Partnership (NORSTAR Energy Limited Partnership), the majority owner of NORSTAR LLC (NORSTAR Energy Pipeline Company, L.L.C.). The NORSTAR Partnership sold its accounts receivable, with certain exceptions, and its contracts with customers and related agreements to mc2 Inc. in 1997, and the winding down of the NORSTAR Partnership has been substantially completed.

                      MERGER WITH CONSOLIDATED EDISON, INC.

         On May 10, 1998, the company, CEI (Consolidated Edison, Inc.) and C Acquisition Corp., a wholly-owned merger subsidiary of CEI, entered into a merger agreement providing for a merger transaction among the company, CEI and the merger subsidiary. Pursuant to the merger agreement, the merger subsidiary will merge with and into the company, with the company being the surviving corporation and becoming a wholly-owned subsidiary of CEI.

         On June 22, 1998, the company, CEI and CEI's utility subsidiary, Con Edison (Consolidated Edison Company of New York, Inc.) filed a joint petition with the NYPSC (New York Public Service Commission) requesting approval of the merger. The parties have requested regulatory reviews and approvals prior to March 31, 1999.

         In this joint petition, the company reaffirmed its commitment to honor the provisions of its NYPSC-approved Electric Rate and Restructuring Plan, dated November 26, 1997. In the divestiture plan the company agreed to divest all of its electric generating assets and to implement full retail access for all electric customers by May 1, 1999. Since both the company and Con Edison have agreed to implement full retail access and have committed to comprehensive generation divestiture programs, the company and Con Edison in their filing with the FERC (Federal Energy Regulatory Commission) took the position that the merger will not have an adverse impact on competition in the electric industry.

         On July 2, 1998, RECO and Pike filed similar petitions with the NJBPU (New Jersey Board of Public Utilities) and the PPUC (Pennsylvania Public Utility Commission), respectively, for approval of the merger. The proceedings before the NYPSC, the NJBPU and the PPUC have established schedules that provide for final decisions by March 31, 1999. The company can give no assurance that any of the commissions will issue orders by that date or what, if any, conditions such commissions may impose on such orders.

         On January 14, 1999, Pike, the Office of the Consumer Advocate and the Office of the Small Business Advocate executed a settlement agreement which allows Pike to retain all merger savings, net of costs to achieve, until its next electric and gas base rate case. An administrative law judge issued a recommended decision to the PPUC on February 3, 1999 recommending approval of the settlement in its entirety. A final PPUC order is expected prior to March 31, 1999.

         On September 9, 1998, the company and Con Edison filed an Application for Approval of Merger and Related Authorizations with the FERC. On January 27, 1999, the FERC issued an order approving the merger consistent with the terms of the application.

         On January 26, 1999, the company and CEI each filed a Notification and Report Form under the HSR Act (Hart-Scott-Rodino Act of 1976) with the Department of Justice and the Federal Trade Commission. Under the provisions of the HSR Act, consummation of the merger is subject to the expiration or earlier termination of the applicable waiting period.

         On February 3, 1999, the company and CEI filed an application with the SEC seeking approval of the merger under the Public Utility Holding Company Act of 1935.

         The merger is expected to occur shortly after all of the conditions to the consummation of the merger, including the receipt of all regulatory approvals, are met or waived. At a special meeting of the common shareholders of the company held on August 20, 1998, the merger agreement was approved by a vote of approximately 74% of the common shares entitled to vote.

                             REGULATORY PROCEEDINGS

DIVESTITURE

         In accordance with the schedule in the restructuring plan referred to above, the company filed its final plan for divestiture of all of its electric generating assets with the NYPSC on February 4, 1998. The plan, which provides for a two phase auction process, was approved by the NYPSC in orders issued April 16, 1998 and May 26, 1998. The company retained Donaldson, Lufkin & Jenrette Securities Corporation to act as its financial advisor in connection with the divestiture of the generating assets.

         Following the review of final bids and negotiations with the winning bidder, on November 24, 1998, the company entered into four separate ASAs (Asset Sales Agreements) with subsidiaries of Southern Energy (Southern Energy, Inc.), a subsidiary of The Southern Company. The sales price for all generating facilities, including the two-thirds interest in the Bowline Point Generating Plant owned by Con Edison is approximately $480 million, plus certain fuel inventory and other adjustments. The company's share of the sales price is approximately $345 million. The sales are subject to federal and state regulatory review and approval. The ASAs provide for the closing of the sale to occur on April 30, 1999, which date may be adjusted depending on the receipt of regulatory approvals. Under the terms of the ASAs, if approval by the FERC of the establishment of the ISO (Independent System Operator), as described below, has not been obtained by the time all other regulatory approvals have been obtained, the parties have agreed to defer the closing of the sale, but in no event to a date later than August 31, 1999.

         The restructuring plan provides that the New York share of any net book gains from the divestiture of the generating assets will be shared between the company's New York customers and shareholders, with shareholders receiving 25 percent of the gain, up to $20 million. The NJBPU has not yet decided how RECO's share of any gain will be allocated between ratepayers and shareholders.
Pike's settlement will allow shareholders to retain $55,000 of any gain.

         The terms of the restructuring plan also permit the company to defer and recover up to $7.5 million (New York electric share) of prudent and verifiable non-officer employee costs associated with the divestiture, such as retraining, outplacement, severance, early retirement and employee retention programs. Under the terms of the restructuring plan, the company will be authorized to petition the NYPSC for recovery of employee costs in excess of $7.5 million. In addition, the restructuring plan provides for the recovery of all prudent and verifiable costs of the sale.

COMPETITION

         Regulatory agencies at the federal level as well as in the three states in which the company and its utility subsidiaries have retail electric franchises are currently implementing changes in regulatory and rate-making practices designed to promote increased competition consistent with safety, reliability and affordability standards. Depending on ongoing developments in this area, the company's market share and profit margins will become subject to competitive pressures in addition to regulatory constraints.

FEDERAL INITIATIVE

         On April 24, 1996, the FERC issued its final order (FERC Order 888) requiring electric utilities to file nondiscriminatory open access transmission tariffs that would be available to wholesale sellers and buyers of electric energy. The order also provided for the recovery of related legitimate and verifiable strandable costs subject to the FERC's jurisdiction. The company's open access transmission tariff, as originally filed with the FERC on July 9, 1996 and amended through August 1997, offers transmission service and certain ancillary services to wholesale customers on a basis that is comparable to that which it provides itself. The company is operating under the filed tariff, subject to refund, pending final FERC approval of the company's filing. The company participates in the wholesale electric market primarily as a buyer of energy and, as a result, Order 888 is not expected to materially impact the company's financial condition or results of operations.

         On January 31, 1997, the company, in conjunction with the other members of the NYPP (New York Power Pool), filed tariffs with the FERC seeking permission to restructure the NYPP into an ISO. On December 19, 1997, the company and the other members of the NYPP made a supplemental filing with the FERC which provides for a revised ISO governance structure. In an order dated January 27, 1999, the FERC conditionally accepted the proposed ISO tariff and the proposed market rules of the ISO. The order requires substantial modifications to the proposed ISO tariff, including separation of the transmission tariff from the rate schedules that govern non-transmission functions. The NYPP members must submit a revised monitoring program to identify both the exercise of market power and market design flaws. The FERC also set a hearing to consider certain rate issues and noted that an application pursuant to Section 203 of the Federal Power Act requesting transfer of control of all necessary facilities from the NYPP members to the ISO must be submitted to and approved by the FERC. The NYPP members filed such Section 203 application with the FERC on February 5, 1999. The company is unable to predict when the ISO will become operational.

NEW YORK COMPETITIVE OPPORTUNITIES PROCEEDING--ELECTRIC

         The restructuring plan, in addition to providing for divestiture of the company's electric generating facilities, as discussed above, provides that full retail access to a competitive energy and capacity market will be available for all customers by May 1, 1999.

         The restructuring plan also provides for electric price reductions of approximately $32.4 million over its four-year term and for recovery, through a CTC (Competitive Transition Charge), of above-market generation costs should the transfer of title to the company's generating assets not occur before May 1, 1999. Should a CTC be required, the company would be authorized to recover the difference between its non-variable costs of generation, including 75% of fixed production labor expenses and property taxes, and the revenues, net of fuel and variable operating and maintenance expenses, derived from the operation of the company's generating assets in a deregulated competitive market. If title to the generating assets has not transferred as of May 1, 2000, the CTC would be modified so as to allow a maximum recovery of 65% of fixed production labor expenses and property taxes. The modified CTC would remain effective until the earlier of the date title to the generating assets is transferred or October 31, 2000. In the event title to the generating assets is not to be transferred by October 31, 2000, the company would be authorized to petition the NYPSC for permission to continue a CTC until the title to the generating assets is transferred. The CTC does not allow for the recovery of inflationary increases in non-fuel operating and maintenance production costs, property tax increases, wage rate increases, or increased costs associated with capital additions or changes in the costs of capital applicable to production costs.

         In addition, the restructuring plan permits the company to retain all earnings up to an 11.4% return on equity and provides that earnings in excess of 11.4% are to be shared, with 75% to be used to offset NYPSC approved deferrals or otherwise inure to the company's customers, and 25% to be retained by the company's shareholders.

         The restructuring plan also provides a schedule for the submission of comments by the company, the staff of the New York State Department of Public Service and other interested parties to the NYPSC on the degree and timing of introducing competition in metering and billing services. The NYPSC initiated proceedings in these areas during 1998. The company cannot predict at this time the ultimate outcome of the proceedings or their effect, if any, on the company's consolidated financial position or results of operations.

         Settlement agreements providing for the implementation of unbundled rates which separate the components of existing tariffs into production, transmission, distribution and customer cost categories effective May 1, 1999, were reached on August 13 and September 18, 1998 between the company, the NYPSC staff and other interested parties. By orders dated February 4, 1999, the NYPSC approved the settlement agreements with minor modifications.

NEW YORK COMPETITIVE OPPORTUNITIES PROCEEDING--GAS

         In 1996, the NYPSC approved utility restructuring plans designed to open up the local natural gas market to competition and allow residential and small commercial users the ability to purchase gas supplies from a variety of sources, other than the franchised local distribution utility. On November 3, 1998, the NYPSC issued a Policy Statement Concerning the Future of the Natural Gas Industry in New York State and Order Terminating Capacity Assignment (Case 97-G-1380). In accordance with the policy statement, the company ceased requiring transportation customers to utilize its upstream capacity as of October 1, 1998. As of December 31, 1998, the company has not incurred any stranded costs related to its upstream pipeline capacity. As the company moves to a competitive market, traditional cost recovery mechanisms may be replaced by market-based methods. It is not possible to predict the outcome of this proceeding or its effect on the company's consolidated financial position or results of operations.

         Additional information concerning regulatory proceedings relating to the company and its utility subsidiaries is contained in the documents incorporated by reference into this prospectus.

                         SELECTED FINANCIAL INFORMATION

         The selected financial information set forth below has been derived from the company's previously published financial statements included in the incorporated documents. The company's financial statements for the years ended December 31, 1997 and 1996 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports included in the incorporated documents.

         The unaudited financial information for the nine months ended September 30, 1998 and 1997, includes all adjustments, consisting of normal recurring accruals, that the company considers necessary for a fair presentation of the financial position and results of operation for such period.

         The selected financial data set forth below do not purport to be complete and should be read in conjunction with the company's annual and quarterly reports included in the incorporated documents.


                                                     Nine Months
                                                 Ended September 30,               Years Ended December 31,
                                             -----------------------------        ------------------------------
                                                1998             1997(1)             1997(1)            1996(1)
                                             -----------       -----------        -----------        -----------
                                            (unaudited)       (unaudited)
                                                                      (Dollars in thousands)
Selected Income Statement Data:
-------------------------------
Operating Revenues                           $   476,748       $   482,241        $   648,774        $   654,890


Operating Income                             $    61,096       $    58,204        $    76,997        $    82,644
Net Income:
    Continuing Operations                    $    37,329       $    33,921        $    44,938        $    48,147
    Discontinued Operations                  $        --       $   (15,432)       $   (15,432)       $    (1,844)
       Total                                 $    37,329       $    18,489        $    29,506        $    46,303
Earnings Applicable to Common Stock          $    35,069       $    16,390        $    26,706        $    43,279

Selected Balance Sheet Data:
----------------------------
Total Assets                                 $ 1,294,263       $ 1,271,019        $ 1,288,009        $ 1,266,132
Total Long-Term Debt                         $   356,676       $   354,680        $   356,676        $   359,825
Common Stock Equity                          $   382,010       $   377,819        $   376,319        $   387,850

Other Data:
-----------
Electric Customers                               273,329           269,059            269,096            266,022
Gas Customers                                    115,788           113,886            114,400            113,126

Ratio of Earnings to Fixed Charges (2)              3.16              2.99               2.93               3.20


 (1) Effective August 1, 1997, the accounts receivable, with certain exceptions, and contracts with customers and related agreements of the NORSTAR Partnership were sold. In accordance with Accounting Principles Board Opinion No. 30, the consolidated financial statements of the company at September 30, 1997, reported the results of the NORSTAR Partnership as "Discontinued Operations," and the results of 1996 and 1995 have been restated to conform with the current period classifications. Additional information regarding the NORSTAR Partnership is included in the company's Annual Report to the Commission on Form 10-K for the year ended December 31, 1997, which information is incorporated by reference in this document.

(2) The ratio of earnings to fixed charges for the years ended December 31, 1995, 1994 and 1993 were 2.75, 2.62 and 2.88, respectively. Ratios for 1993 and 1994 have been calculated on a historical basis and have not been restated to reflect discontinued operations of the NORSTAR Partnership. For purposes of computing the ratio of earnings to fixed charges, earnings are defined as the sum of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of all interest expense (before allowance for borrowed funds used during construction), one-third of rent expense (which approximates the interest component of such expense) and amortization of debt expense.

                                 USE OF PROCEEDS

         We will use the net proceeds from the sale of the debentures to redeem all of our outstanding preferred stock and preference stock, of which 428,443 shares and 10,684 shares, respectively, are outstanding at December 31, 1998, with an aggregate liquidation preference of approximately $43,192,000. The dividend rates on our preferred and preference stock range from 4% to 8%. We will use remaining proceeds to refinance permanently outstanding short-term debt.


                              PLAN OF DISTRIBUTION

         The company is conducting a competitive bidding for the sale of the debentures. Under the terms and subject to the conditions contained in the bid and the terms of purchase (together, the purchase agreement) between the company and the purchasers, the purchasers will agree severally to purchase, and the company will agree to sell to the purchasers, the debentures.


                            DESCRIPTION OF DEBENTURES

         The debentures are to be issued under an Indenture dated as of March 1, 1990 between the company and The Bank of New York, as Trustee (the "Trustee"), as supplemented by four supplemental indentures, and by a fifth supplemental indenture, to be dated as of March 1, 1999, relating to the debentures (collectively, the "Indenture," which term includes all amendments and supplements from time to time). The statements herein concerning the debentures and the Indenture do not purport to be complete. They are qualified in their entirety by reference to the Indenture and to the definitions therein of terms used herein. All article and section references appearing in this section are to articles and sections of the Indenture, and all capitalized terms not defined herein have the meanings specified in the Indenture.

GENERAL

         The title of the debentures shall be "   % Debentures Due 2029 (Series
G)." The debentures will be issued in a single series and will be limited to $45,000,000 in aggregate principal amount.

         The debentures will mature on March 1, 2029 and will bear interest from
the date of original issuance at the rate of    % per annum payable on March 1
and September 1 of each year, commencing September 1, 1999, until maturity.

REDEMPTION

         The debentures will be unsecured and will rank equally with other unsecured obligations of the company. The Indenture does not limit the amount of debentures which may be issued thereunder, and additional debentures may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the company.

         The company may not redeem the debentures for the first ten years, but may do so on March 1, 2009 or at any time thereafter. The debentures will be redeemable prior to maturity, at the option of the company, as a whole at any time or in part from time to time, on notice given as provided in the Indenture, at the principal amount thereof and accrued interest to the date fixed for redemption, together with a premium equal to a percentage of the principal amount thereof, determined as set forth below.



 If redeemed                 If redeemed                If redeemed
 during the                   during the                 during the
 12 months'                   12 months'                 12 months'
period ending               period ending              period ending
____________,    Premium    ____________,    Premium    ___________,    Premium


2010 ..........        %    2017 ..........        %   2024 ..........        %
2011 ..........        %    2018 ..........        %   2025 ..........        %
2012 ..........        %    2019 ..........        %   2026 ..........        %
2013 ..........        %    2020 ..........        %   2027 ..........        %
2014 ..........        %    2021 ..........        %   2028 ..........        %
2015 ..........        %    2022 ..........        %   2029 ..........    0.00%
2016 ..........        %    2023 ..........        %


         There is no sinking fund for the debentures.

RESTRICTION ON SECURED INDEBTEDNESS FOR BORROWED MONEY

         The Indenture contains a covenant restricting the issuance by the company of secured indebtedness for borrowed money while any debentures are outstanding under the Indenture. The company is precluded from creating, issuing, incurring or assuming any other indebtedness for borrowed money secured by a mortgage or other lien on, or security interest in, any properties of the company (other than (i) certain types of properties such as materials, fuels, supplies, cash, gas, minerals, notes, accounts receivables and securities and
(ii) any property that is acquired by the company after the date of the second supplemental indenture subject to a mortgage, lien or security interest and certain additions, improvements and betterments thereto). The term "indebtedness for borrowed money" means indebtedness evidenced by a bond, note or other comparable written obligation representing borrowed money, and does not, in any event, include any lease or installment sale agreement (or any obligation in the nature of or having the characteristics of a lease or installment sale agreement), whether or not capitalized for financial reporting or any other purpose. (Section 4.7, as amended by Section 2.01 of the second supplemental indenture)

MERGER, SALE OF ASSETS, ETC.

         Under the Indenture, the company covenants that it will not consolidate with or merge into any other corporation, or sell, transfer or lease its properties as an entirety or substantially as an entirety, unless the due and punctual payment of the principal of and interest on the debentures, and the due and punctual performance and observance of all the terms, covenants and conditions of the Indenture to be performed or observed by the company, shall be expressly assumed by the successor corporation, if other than the company, formed by or surviving any such consolidation or merger or to which such sale, transfer or lease shall have been made, and immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing. In the case of any such sale or transfer, the company will thereupon be released from its liability as obligor on the debentures. (Section 11.2)

DELIVERY AND FORM

         The debentures will be issued in fully-registered form without coupons. See "--Book-Entry, Delivery and Form." The debentures will be issued only in denominations of $1,000 or in any amount in excess thereof which is an integral multiple of $1,000.

MODIFICATIONS OF INDENTURE

         The Indenture, the rights and obligations of the company thereunder and the rights of the Holders may be modified with respect to one or more series of debentures issued under the Indenture with the consent of the Holders of a majority of the aggregate principal amount of Outstanding debentures of all series affected by the modification (voting as one class). Without the consent of the Holder of each debenture affected, however, no modification shall change the Stated Maturity of any debentures, reduce the principal amount or the amount of any premium payable thereon, reduce the rate, extend the time of payment or change the method of calculation of interest thereon, reduce any amount payable on redemption thereof or reduce the percentage required for modification. No modification of the Indenture subordinating the indebtedness evidenced by any series of debentures issued thereunder to any indebtedness of the company is effective against any Holder of debentures without the consent of such Holder. Under certain limited circumstances, including, without limitation, modification of the Indenture to conform to any amendments of the Trust Indenture Act of 1939, the Indenture may be modified without the consent of the Holders. (Sections 10.1 and 10.2)

EVENTS OF DEFAULT

         The Indenture provides that the following are Events of Default thereunder with respect to any series of debentures issued thereunder:

    - default in the payment of the principal of (or premium, if any, on) any debentures of such series when and as the same shall be due and payable;

    - default in making a sinking fund payment, if any, when and as the same shall be due and payable by the terms of the debentures of such series;

    - default for 30 days in the payment of any installment of interest on any debentures of such series;

    - default for 60 days after written notice (given to the company by the Trustee or by the Holders of at least 25% in aggregate principal amount of the Outstanding debentures of all series affected) in the performance of any other covenant or agreement in respect of the debentures of such series contained in the Indenture;

    - certain events of bankruptcy, insolvency or reorganization, or any related court appointment of a receiver, liquidator or trustee of the company or any substantial part of its property; or

    - any other Event of Default provided in the applicable Board Resolution or supplemental indenture under which such series of debentures is issued. (Section 6.1)

         An Event of Default with respect to a particular series of debentures issued under the Indenture does not necessarily constitute an Event of Default with respect to any other series of debentures issued under the Indenture. The Trustee may withhold notice to the Holders of any series of debentures of any default with respect to such series (except a default in the payment of principal, premium or interest) if it considers such withholding in the interest of such Holders. (Section 6.11)

         If any Event of Default with respect to any series of debentures shall have occurred and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding debentures of such series may declare the principal of all the debentures of such series to be due and payable immediately; however, subject to certain conditions, any such declaration and its consequences may be rescinded or annulled by the Holders of a majority in aggregate principal amount of the Outstanding debentures of such series. (Section 6.1)

         On or before May 1 of each year, the company must file with the Trustee a certificate, signed by specified officers, stating whether or not such officers have knowledge of any default relating to certain covenants, and, if so, specifying each such default and the nature thereof. (Section 4.6)

         Subject to provisions relating to its duties during the continuance of any Event of Default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any Holders, unless such Holders shall have offered the Trustee reasonable indemnity. (Section 7.2) Subject to such provisions for indemnification and subject to the right of the Trustee to decline to follow any Holders' directions under specified circumstances, the Holders of a majority in principal amount of the Outstanding debentures of any series may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, with respect to the debentures of such series. (Section 6.9)

PAYMENT AND TRANSFER

         In the event that debenture certificates are required to be printed and delivered as described under "--Book-Entry, Delivery and Form," principal, premium, if any, and interest on debentures will be payable at such place or places as may be designated by the company for such purpose, except that payment of interest may be made at the option of the company by check mailed to the persons in whose names such debentures are registered at the close of business on the February 15 or the August 15 next preceding the relevant interest payment date. (Sections 3.8 and 4.1)

         Debentures may be registered for transfer or exchanged at the Corporate Trust Office of the Trustee or at any other office or agency maintained by the company for such purposes, subject to the limitations in the Indenture, without the payment of any service charge except for any tax or governmental charge incidental thereto. (Section 3.6)

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         The company may, at its option, at any time, elect to have all obligations discharged with respect to the Outstanding debentures ("Legal Defeasance"). Such Legal Defeasance means that the company will be deemed to have paid and discharged the entire indebtedness represented by the Outstanding debentures, except for:

    - the rights of holders of Outstanding debentures to receive payments in respect of the principal of and interest on the debentures when such payments are due;

    - the company's obligations with respect to the debentures concerning issuing temporary debentures, registration of debentures, mutilated, destroyed, lost or stolen debentures and the maintenance of an office or agency for payment and money for security payments held in trust;

    - the rights, powers, trust, duties and immunities of the Trustee, and the company's obligations in connection therewith; and

    -    the Legal Defeasance provisions of the fifth supplemental indenture.

In addition, the company may, at its option at any time, elect to have all obligations released with respect to a certain covenant contained in the Indenture restricting the issuance by the company of secured indebtedness for borrowed money ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the debentures. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default" will no longer constitute an Event of Default with respect to the debentures.

         In order to exercise either Legal Defeasance or Covenant Defeasance:

    - the company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the debentures, cash in United States dollars, non-callable Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Trustee, to pay the principal of and interest on the outstanding debentures on the earlier of stated maturity or the date that the debentures have been irrevocably called for redemption on or after March 1, 2009;

    - in the case of Legal Defeasance, the company shall have delivered to the Trustee an Opinion of Counsel confirming that (A) the company has received from, or there has been published by, the Internal Revenue Service, a ruling or (B) since the date of the fifth supplemental indenture, there has been a change in the applicable Federal income tax law, in each case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such debentures will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance, and will be subject to Federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    - in the case of Covenant Defeasance, the company shall have delivered to the Trustee an Opinion of Counsel confirming that the holders of such debentures will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    - no Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

    - such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the company is a party;

    - the company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the company with the intent of preferring the holders of such debentures over any other creditors of the company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the company or others; and

    - the company shall have delivered to the Trustee an Officers' Certificate stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

CONCERNING THE TRUSTEE

         The Bank of New York is the Trustee under the Indenture. The Bank of New York is also the Trustee under two indentures relating to Pollution Control Refunding Revenue Bonds issued by the New York State Energy Research and Development Authority and supported by the obligation of the company. The Bank of New York also serves as the company's Stock Transfer Agent. In addition, The Bank of New York has a course of regular dealings with the company in the ordinary course of business and from time to time may also make short-term unsecured loans and secured or unsecured revolving credit and term loans to the company and associated companies.

BOOK-ENTRY, DELIVERY AND FORM

         The Depository Trust Company ("DTC") will act as securities depository for the debentures. The debentures will be issued as fully- registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully- registered Global Debenture will be issued for the debentures in the aggregate principal amount of such issue and will be deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (the "Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of debentures. The "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Commission.

         Purchases of debentures under DTC's system must be made by or through Direct Participants, who will receive a credit for the debentures on DTC's records. The ownership interest of each actual purchaser of each Debenture (the "Beneficial Owners") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debentures, except in the event that use of the book-entry system for the debentures is discontinued.

         To facilitate subsequent transfers, all debentures deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of debentures with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debentures; DTC's records reflect only the identity of the Direct Participants to whose accounts such debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices shall be sent to DTC. If less than all of the debentures within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

         Neither DTC nor Cede & Co. will consent or vote with respect to debentures. Under its usual procedures, DTC mails an Omnibus Proxy to the company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

         Principal, premium, if any, and interest payments on the debentures will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from the company or the Trustee on the payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in a "street name," and will be the responsibility of such Participant and not of DTC, the Trustee, or the company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. is the responsibility of the company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

         DTC may discontinue providing its services as securities depository with respect to the debentures at any time by giving reasonable notice to the company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Debenture certificates are required to be printed and delivered.

         The company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debenture certificates will be printed and delivered.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the company believes to be reliable, but the company takes no responsibility for the accuracy thereof.

                                  LEGAL MATTERS

         Winthrop, Stimson, Putnam & Roberts will issue an opinion about the validity of the debentures for us. Thelen Reid & Priest LLP will issue an opinion about the validity of the debentures for the purchasers. Thelen Reid & Priest LLP has represented the company for many years with respect to certain tax matters.


                                     EXPERTS

         The consolidated financial statements and related financial statement schedule of the company incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is a list of the expenses the company expects to pay in connection with the issuance and distribution of the debentures registered hereby:

                                                              ESTIMATED
                                                               AMOUNT
CATEGORY OF EXPENSE                                          OF EXPENSE

Filing and Registration Fees................................  $ 12,510
Legal Fees and Expenses*....................................   110,000
Cost of Printing*...........................................    20,000
Accounting Fees and Expenses*...............................    35,000
Rating Agency Fees*.........................................    20,000
Blue Sky Fees and Expenses*.................................     1,500
                                                              --------
Miscellaneous Expenses*.....................................    25,990
                                                              ========
         *Total.............................................  $225,000
                                                              ========

------------------------

*  Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Sections 721 through 726 of Article 7 of the New York Business Corporation Law ("NYBCL") provides for the indemnification of registrant's directors and officers. Article Five of the registrant's By-Laws provides, in summary, for indemnification by registrant, to the fullest extent permitted by law, of each person involved in, or made or threatened to be made a party to any action, suit, claim, or proceeding by reason of the fact that such person was a director or officer of registrant or while serving the registrant, such person is or was serving, at the request of the registrant, as a director or officer, or in any other capacity, any other enterprise, against judgments, fines, penalties, amounts paid in settlement and expenses, including attorney's fees, actually and reasonably incurred by such person. Article Five of the registrant's By-Laws also provides for advancement of expenses with respect to such suits. In addition, Article Five authorizes registrant to purchase indemnity insurance for directors and officers to the extent permitted under
Section 726 of the NYBCL.

         Section 402(b) of the NYBCL permits a corporation, with the approval of its shareholders, to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for damages for any breach of duty in such capacity, subject to certain exceptions. Section 402(b) does not permit the limitation or elimination of personal liability of a director to the corporation or its shareholders for damages for acts or omissions (i) in bad faith; (ii) involving intentional misconduct; (iii) involving a knowing violation of law; (iv) resulting in the director personally gaining a financial profit or other advantage to which he or she was not legally entitled ; or (v) violating the provisions of Section 719 of the NYBCL, which prohibits certain corporate actions relating to (a) declarations of dividends, (b) purchases or redemptions by the corporation of its shares, (c) distribution of assets to shareholders after dissolution of the corporation or (d) making of loans to directors. In addition, Section 402(b) of the NYBCL does not affect the availability of equitable remedies. Article Nine of registrant's Certificate of Incorporation limits the liability of registrant's directors for damages to the maximum extent permissible under Section 402(b) of the NYBCL.

         Registrant maintains insurance providing for reimbursement, with certain exclusions and deductions, to registrant for registrant's indemnification of its directors and officers for expenses incurred by them as the result of actions or proceedings brought against them in those capacities, and to directors and officers for any such expenses for which they are not indemnified by registrant. In addition, such insurance covers directors and officers and certain other persons against specified liabilities in connection with the administration of registrant's retirement and benefit plans.

ITEM 16.  EXHIBITS.

         Exhibit
         Number                                       Description
         ------                                       -----------
            1              Form of Bid and Form of Terms of Purchase

            4.1            Indenture dated as of March 1, 1990 between the Company and the Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 filed on October
                           14, 1992, File No. 33-53256)

            4.2            Form of Debentures (included in Exhibit 4.7 below)

            4.3            First Supplemental Indenture dated as of March 7, 1990 (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement
                           on Form S-3 filed on October 14, 1992, File No. 33-53256)

            4.4            Second Supplemental Indenture dated as of October 15, 1992
                           (incorporated by reference to Exhibit 4.1 to the Company's Current
                           Report on Form 8-K filed on October 29, 1992, File No. 1-4315)

            4.5            Third Supplemental Indenture dated as of March 1, 1993 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form
                           8-K filed on March 8, 1993, File No. 1-4315)

            4.6            Fourth Supplemental Indenture dated as of December 1, 1997
                           (incorporated by reference to Exhibit 4.5 to the Company's
                           Registration Statement on Form S-4 filed on January 9, 1998, File
                           No. 333-43953)

            4.7 Form of Fifth Supplemental Indenture dated as of March 1, 1999

            5              Opinion of Winthrop, Stimson, Putnam & Roberts

           12              Statements Regarding Computation of Ratio of Earnings to Fixed Charges

           23.1            Consent of Winthrop, Stimson, Putnam & Roberts (included in Exhibit 5)

           23.2            Consent of Arthur Andersen LLP

           24              Powers of Attorney

           25              Statement of Eligibility under the Trust Indenture Act of 1939 of The
                           Bank of New York, as Trustee under the Indenture between the Company and The Bank of New York, on Form T-1

           26.1            Form of  Statement of Terms and Conditions Relating to Bids

           26.2            Form of Notice of Sale

ITEM 17.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and

                  (2) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (d) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon the Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

         (e) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hamlet of Pearl River, State of New York, on the 12th day of February, 1999.

                                  ORANGE AND ROCKLAND UTILITIES, INC.
                                  (Registrant)



                                  By: /s/ R. Lee Haney
                                      ------------------------------------------
                                     (R. Lee Haney, Senior Vice President and
                                             Chief Financial Officer)



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                                                                     Capacity in
                      Signature                                     Which Signing                          Date
                      ---------                                     -------------                          ----
                                                               Chief Executive Officer;
                /s/ D. Louis Peoples *                                Director
-------------------------------------------------------
   (D. Louis Peoples, Vice Chairman of the Board of
        Directors and Chief Executive Officer)

                   /s/ R. Lee Haney                            Chief Financial Officer               February 12, 1999
-------------------------------------------------------
    (R. Lee Haney, Senior Vice President and Chief
                  Financial Officer)

                                                                  Controller, Chief                  February 12, 1999
                /s/ Edward M. McKenna                            Accounting Officer
-------------------------------------------------------
   (Edward M. McKenna, Controller, Chief Accounting
                       Officer)

             /s/ Michael J. Del Giudice *                             Director
-------------------------------------------------------
  (Michael J. Del Giudice, Chairman of the Board of
                      Directors)

                /s/ Ralph M. Baruch *                                 Director
-------------------------------------------------------
                  (Ralph M. Baruch)

              /s/ J. Fletcher Creamer *                               Director
-------------------------------------------------------
                (J. Fletcher Creamer)


                 /s/ Jon F. Hanson *                                  Director
-------------------------------------------------------
                   (Jon F. Hanson)

              /s/ Kenneth D. McPherson *                              Director
-------------------------------------------------------
                (Kenneth D. McPherson)

             /s/ Robert E. Mulcahy III *                              Director
-------------------------------------------------------
               (Robert E. Mulcahy III)


                                                                     Capacity in
                      Signature                                     Which Signing                          Date
                      ---------                                     -------------                          ----

             /s/ James F. O'Grady, Jr. *                              Director
-------------------------------------------------------
               (James F. O'Grady, Jr.)


              /s/ Linda C. Taliaferro *                               Director
-------------------------------------------------------
                (Linda C. Taliaferro)

   *By           /s/ G. D. Caliendo                                                                   February 12, 1999
            -------------------------------------------
                    G. D. Caliendo
                   Attorney-in-fact

                                    FORM S-3
                       ORANGE AND ROCKLAND UTILITIES, INC.
                                  EXHIBIT INDEX

                                                                                           Sequentially
Exhibit                                                                                      Numbered
Number                                       Description                                     Pages


 1                Form of Bid and Form of Terms of Purchase

 4.1              Indenture dated as of March 1, 1990 between the Company and the Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 filed on October
                  14, 1992, File No. 33-53256)

 4.2              Form of Debentures (included in Exhibit 4.7 below)

 4.3              First Supplemental Indenture dated as of March 7, 1990 (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement
                  on Form S-3 filed on October 14, 1992, File No. 33-53256)

 4.4              Second Supplemental Indenture dated as of October 15, 1992
                  (incorporated by reference to Exhibit 4.1 to the Company's Current
                  Report on Form 8-K filed on October 29, 1992, File No. 1-4315)

 4.5              Third Supplemental Indenture dated as of March 1, 1993 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form
                  8-K filed on March 8, 1993, File No. 1-4315)

 4.6              Fourth Supplemental Indenture dated as of December 1, 1997
                  (incorporated by reference to Exhibit 4.5 to the Company's
                  Registration Statement on Form S-4 filed on January 9, 1998, File
                  No. 333-43953)

 4.7 Form of Fifth Supplemental Indenture dated as of March 1, 1999

 5                Opinion of Winthrop, Stimson, Putnam & Roberts

12                Statements Regarding Computation of Ratio of Earnings to Fixed Charges

23.1              Consent of Winthrop, Stimson, Putnam & Roberts (included in Exhibit 5)

23.2              Consent of Arthur Andersen LLP

24                Powers of Attorney

25                Statement of Eligibility under the Trust Indenture Act of 1939 of The
                  Bank of New York, as Trustee under the Indenture between the Company and The Bank of New York, on Form T-1

26.1              Form of  Statement of Terms and Conditions Relating to Bids

26.2              Form of Notice of Sale